UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  April 3, 2012

SUN RIVER ENERGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-27485	84-1491159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5950 Berkshire Lane, Suite 1650, Dallas, Texas 75225
(Address of Principal Executive Offices) (Zip Code)

(214) 369-7300
Registrant’s telephone number, including area code

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2012, the Board of Directors of Sun River Energy, Inc. (the "Company") elected a new director, Mark A. Hall, to the Board of Directors.  Mr. Hall has been appointed as a member of the Company’s Compensation and Management Development Committee and he is expected to be appointed to the Audit Committee and Nomination and Governance Committee.  Mr. Hall currently serves as the Chief Executive Officer and is a member of the Board of Directors of Fusion Laboratories, Inc.  Prior to that appointment, Mr. Hall served as the Chief Business Officer for Fusion Labs., a technology holding company based in Dallas, Texas, that manages companies specializing in the application of enabling  technologies to high growth  industries and specialized  markets.  At Fusion Laboratories, Inc., Mr. Hall is responsible for financial operations, corporate strategy, Investor equity, customer acquisition, and channel fulfillment for the Fusion Labs. multiple business units

Prior to founding Fusion Labs, Inc., Mr. Hall was Partner and Executive Vice President of BRBA, where he assisted in the subsequent IPO of the company onto the NASDAQ exchange.   Mr. Hall has over thirty years of experience working with development organizations from start up to exit.  Throughout his career, Mr. Hall has had various roles and held senior management responsibilities in private and public companies including; SimTec, Businessland, Bell Atlantic, Trammell Crow Joint Ventures, (the INFOMART), BRBA, and BrightStar Information Technology Group.  In addition, Mr. Hall was co founder of Commerce Catalyst, BrightStar Information Technology Group, and Fusion Laboratories, Inc.

Mr. Hall has served on the Board of Directors, for several national and regional companies providing guidance for Vision Source Optical, Living Naturally, Capital Adventures, Apogee Marketing, and diligently works with several large philanthropic Foundations that provide economic assistance and strategic visioning for nonprofit organizations throughout the U.S.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUN RIVER ENERGY, INC.
Date: April 9, 2012	By:	/s/ Donal R. Schmidt, Jr.
		Name:	Donal R. Schmidt, Jr.
		Title:	Chief Executive Officer